Exhibit 4.2

PLAN OF COMPLETE LIQUIDATION
AND DISSOLUTION OF

SWISHER HYGIENE INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (“DGCL”) and accomplish the complete liquidation and dissolution of Swisher Hygiene Inc., a Delaware corporation (the “Company”), in accordance with the DGCL.

1. Approval of Plan.  The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan.  If the Plan is adopted by the requisite vote of the Company’s stockholders (the “Stockholder Approval”), the Plan shall constitute the adopted Plan of the Company and the plan of distribution of the Company for purposes of Section 281(b) of the DGCL.

2. Certificate of Dissolution.  Subject to Section 15 hereof, after the stockholders approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution, a form of which is attached as Exhibit A to this Plan (the “Certificate of Dissolution”), in accordance with the DGCL at such time as the Board, in its sole and absolute discretion, but not later than the first anniversary of the Stockholder Approval, deems appropriate (the time of such filing, or such later time as may be stated in the filed Certificate of Dissolution, the “Effective Time”).

3. Cessation of Business Activities.  After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants.  For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the sole and absolute discretion of the Board, such employees, consultants, and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5. Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:

(i) The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company, which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution.  Such claims shall be paid or provided for in full if there are sufficient assets.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(ii) After the payments (if any) are made pursuant to clause (i) above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the liquidation preferences of the Company’s certificate of incorporation, as amended through the Effective Time, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

6. Liquidating Trust.  If deemed necessary, appropriate or desirable by the Board, in its sole and absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, as authorized by the Board, in its sole and absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Stockholder Approval of this Plan shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part of this Plan as if herein written.

7. Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company.  From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5(ii) hereof.  As a condition to receipt of any distribution by the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.  The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8. Conduct of the Company Following Approval of the Plan.  Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution.  Section 278 of DGCL provides that a dissolved corporation shall be continued for the term of three (3) years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, as a body corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within three (3) years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation and the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the three-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.  The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9. Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10. Abandoned Property.  If any distribution to the stockholders cannot be made, whether because a stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets.  Stockholder Approval of this Plan shall constitute approval by the stockholders of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12. Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the sole absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13. Compensation.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.  Adoption of this Plan by the stockholders shall constitute the approval by the Company’s stockholders of the payment of any such compensation.

14. Indemnification and Advancement.  The Company shall continue to indemnify and advance expenses to its officers, directors, employees, agents, and trustee in accordance with its certificate of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement of expenses shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company.  The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15. Modification or Abandonment of the Plan.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16. Authorization.  The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

Exhibit A

FORM OF

CERTIFICATE OF DISSOLUTION

OF

SWISHER HYGIENE INC.

(Pursuant to Section 275 of the General Corporation Law of the State of Delaware)

Swisher Hygiene Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.           The name of the corporation is Swisher Hygiene Inc.

2.           The date the dissolution was authorized was [_____].

3.           That the dissolution of the Corporation was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 275(a) and (b) and, with respect to the stockholders, Section 228 of the General Corporation Law of the State of Delaware.

4.           That the names and addresses of the directors and officers of the Corporation are as follows:

DIRECTORS

Name	Address
William M. Pierce	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
Richard Handley	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
Joseph Burke	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
William D. Pruitt	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
David Prussky	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210

OFFICERS

Name	Address
William M. Pierce	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
William T. Nanovsky	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210
Blake Thompson	4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210

5.           The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware is July 17, 2000.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Dissolution to be duly executed this ___ day of _______, 20___.

SWISHER HYGIENE INC.

By:
Name:
Title: